UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

IMPAC MORTGAGE HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	33-0675505
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

19500 Jamboree Road, Irvine, California	92612
(Address of Principal Executive Offices)	(Zip Code)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

Common Stock, par value $0.01 per share	NYSE Amex LLC

Securities to be registered pursuant to Section 12(g) of the Act:

NONE
(Title of class)

FORM 8-A

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Explanatory Note

This Registration Statement on Form 8-A is being filed to register the common stock, par value $0.01 per share (the “Common Stock”), of Impac Mortgage Holdings, Inc., a Maryland corporation (the “Company”), under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in connection with the listing of the Common Stock on the NYSE Amex LLC (the “NYSE Amex”).  The Company anticipates that the listing of the Common Stock will commence trading on the NYSE Amex at the opening of trading on the NYSE Amex on December 29, 2009 under the symbol “IMPM”.

Item 1. Description of Registrant’s Securities to be Registered.

The authorized stock of the Company consists of 200,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share, of which 2,500,000 are shares designated as Series A Junior Participating Preferred Stock, 2,000,000 are shares designated as 9.375% Series B Preferred Stock and 5,500,000 are shares designated as 9.125% Series C Preferred Stock.  Subject to the preferential rights of any other class or series of stock and to the provisions of the charter regarding the restrictions on transfer of stock, if applicable, holders of shares of the Company’s Common Stock are entitled to receive dividends on such stock when, as and if authorized by the Company’s board of directors out of funds legally available therefor and declared by the Company and to share ratably in the assets of the Company legally available for distribution to stockholders in the event of a liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of the Company, including the preferential rights on dissolution of any class or classes of preferred stock.  Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, each share of Series B and Series C Preferred Stock will receive, before any payments are made to the holders of Common Stock and any other series of preferred stock that the Company may issue ranking junior to the Series B and Series C Preferred Stock as to liquidation rights, $25.00 per share.

Each share of Common Stock is entitled to one vote, subject to any applicable provisions of the Company’s charter regarding restrictions on transfer of stock, and will be fully paid and nonassessable upon issuance. Shares of Common Stock have no preference, conversion, exchange, redemption, appraisal, sinking fund, preemptive or cumulative voting rights. The Company’s authorized stock may be increased and altered from time to time in the manner prescribed by Maryland law upon the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter. The Company’s charter authorizes its board of directors to reclassify any unissued shares of Common Stock in one or more classes or series of stock, including preferred stock.

Item 2. Exhibits.

Because no other securities of the registrant are registered on the NYSE Amex LLC, and the securities being registered by this Form 8-A are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, no exhibits are required to be filed with this Form 8-A.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

IMPAC MORTGAGE HOLDINGS, INC.

Date: December 24, 2009

	By:	/s/ Ronald M. Morrison
	Name:	Ronald M. Morrison
	Title:	Executive Vice President and General Counsel